   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 9, 1999
                                                   REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                           --------------------------

                               THRUSTMASTER, INC.

             (Exact name of registrant as specified in its charter)

            OREGON                        93-1040330
 (State or other jurisdiction          (I.R.S. Employer
              of                    Identification Number)
incorporation or organization)

                     SUITE 400, 7175 N.W. EVERGREEN PARKWAY
                            HILLSBORO, OREGON 97124
                                 (503) 615-3200
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             FRANK G. HAUSMANN, JR.
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               THRUSTMASTER, INC.
                     SUITE 400, 7175 N.W. EVERGREEN PARKWAY
                            HILLSBORO, OREGON 97124
                                 (503) 615-3200
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           --------------------------

                                   COPIES TO:
                               PATRICK J. SIMPSON
                               DAVID S. MATHESON
                                PERKINS COIE LLP
                       SUITE 1500, 1211 S.W. FIFTH AVENUE
                          PORTLAND, OREGON 97204-3715
                                 (503) 727-2000
                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE

                                                                   PROPOSED MAXIMUM    PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF                AMOUNT TO BE     OFFERING PRICE PER  AGGREGATE OFFERING      AMOUNT OF
        SECURITIES TO BE REGISTERED               REGISTERED           SHARE(1)            PRICE(1)        REGISTRATION FEE
Common Stock, no par value..................       500,000             $15.8125           $7,906,250            $2,198

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based on the high and low sales prices of the Common Stock on September 1, 1999.
                           --------------------------

    THE REGISTRANT HEREBY UNDERTAKES TO AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED SEPTEMBER 9, 1999
THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SHAREHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OF SALE IS NOT PERMITTED.

                                 500,000 SHARES

                               THRUSTMASTER, INC.

                                  COMMON STOCK

                               ------------------

    The following shareholders of ThrustMaster or their successors may offer for sale up to 500,000 shares of common stock at various times: Bay Harbor Investments Inc. and Strong River Investments, Inc.

    ThrustMaster will not receive any proceeds from the sale of the shares by the selling shareholders.

    Our common stock trades on the Nasdaq National Market under the symbol
"TMSR."

    INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 2.

                             ---------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                  The date of this prospectus is       , 1999.

                               TABLE OF CONTENTS

ThrustMaster, Inc......................................................................          2

Risk Factors...........................................................................          2

  Following the Sale of Our Hardware Business Assets, Our Revenues Will Decline
    Substantially and Initially Depend Primarily Upon the Sale of Two Products.........          2

  The Purchase Price for the Sale of Our Hardware Business Assets is Subject to Several
    Adjustments Which, if Triggered, Could Result in Reduced Proceeds to Us............          2

  Because Period-to-Period Fluctuations in Our Revenue Are Difficult to Predict, You
    Should Not Rely on Revenue For a Given Period as an Indicator of Revenue For Future
    Periods............................................................................          3

  Although We Do Not have Firm Sales Forecasts, We Must Plan Our Expenditures Far In
    Advance, Which May Magnify the Effect of Revenue Shortfalls in Any Given Period....          3

  Seasonal Fluctuations in Our Operating Results May Result in Volatility in the Market
    Price of Our Stock.................................................................          3

  Our Products Have Short Life Cycles, and We May Not be Able to Successfully Introduce
    New Products Before Existing Cycles End............................................          3

  Shorter Than Expected Product Life Cycles May Result in Depressed Revenues and Gross
    Margins in Affected Periods........................................................          4

  The Intense Competition in Our Markets May Lead to Reduced Sales of Our Products and
    Reduced Profits....................................................................          4

  We May Not be Able to Develop Acceptable New Products or Enhancements to Our Existing
    Products at the Rate Required by Our Rapidly Changing Markets, Which Could
    Adversely Affect Us................................................................          4

  Prices for Products in Our Markets are Declining, Which May Reduce Our Revenue and
    Gross Margins......................................................................          5

  Our Dependence Upon Offshore Manufacturing Contractors and Lack of Direct Control
    Over Production Could Result in Product Delays and Quality Control Problems for Our
    Hardware Products..................................................................          5

  Because We Depend on a Single Offshore Vendor and Its Production Facilities, Any
    Disruption of That Vendor's Ability to Produce Our Hardware Products Would
    Adversely Affect Us................................................................          5

  The Loss of Any Key Customer Could Result in a Significant Loss of Revenue in a Given
    Period.............................................................................          5

  The Loss of Key Personnel Could Adversely Affect Our Business and Decrease the Value
    of Your Investment.................................................................          5

  Our Failure to Attract and Retain Additional Personnel Could Adversely Affect Our
    Business and Decrease the Value of Your Investment.................................          5

  The Strain that Changes in Our Growth Rate Place Upon Our Systems and Management
    Resources May Adversely Affect Our Business and Decrease the Value of Your
    Investment.........................................................................          6

  We May Need to Access Additional Funds to Finance Ongoing Operations, Which May
    Require Us to Commit Significant Amounts of Capital to Debt Service and Could
    Result in Dilution to Our Shareholders.............................................          6

  Our International Sales of Our Hardware Products are Significant and Could Decrease
    for Reasons Additional to Those Affecting Domestic Sales...........................          6

                                      (i)

  We May be Unable to Protect Our Intellectual Property, Which Could Result in
    Competitors Obtaining Access to Proprietary Information............................          7

  Others May Bring Intellectual Property Infringement Claims Against Us, Which Could
    Require Significant Resources to Defend and Could Lead to Restrictions on Our
    Current Operations.................................................................          7

  Product Defects Could Lead to Losses of Customers....................................          7

  We Depend on a Small Group of Suppliers for Critical Components for Our Hardware
    Products, and an Increase in Price or an Interruption or Delay in the Supply of
    these Components Could Adversely Affect Us.........................................          8

  Changes in our Distribution Network Could Adversely Affect Us........................          8

  Slow Demand for and Abundant Supplies of Our Hardware Products May Lead to
    Significant Price Reductions, Which Could Reduce Our Revenue and Gross Margins.....          8

  We May Be Required to Issue Additional Shares to the Selling Shareholders for No or
    Nominal Additional Payment, Which Could Result in Dilution to Our Shareholders.....          9

  Sales of Our Common Stock May Reduce the Market Price of Our Stock...................          9

  The Market Price for Our Common Stock, Like Other Technology Stocks, May be
    Volatile...........................................................................         10

  Some of Our Products May Not be Year 2000 Compliant, Which Could Result in Customer
    Dissatisfaction, Claims Against Us or Business Interruptions.......................         10

Forward-Looking Information............................................................         10

How To Obtain More Information.........................................................         11

Selling Shareholders...................................................................         12

Plan of Distribution...................................................................         13

Validity of Common Stock...............................................................         15

Experts................................................................................         15

                                      (ii)

                               THRUSTMASTER, INC.

    We develop and market realistic, high quality game controllers and software solutions for the home personal computer and video console markets. The ThrustMaster-Registered Trademark- brand name is recognized for quality, value, durability and ease of use. Our products enhance the enjoyment of the personal computer, video game, and Internet entertainment experience and appeal to a wide variety of users, from occasional game players to avid enthusiasts. Our hardware products include racing wheels, joysticks, game pads and flight simulation controllers. These products are available in over 5,000 retail outlets in North America and Europe. Our software products are marketed under the brand name WeCanTalk.com and include Talk n' Play and iConference. Talk n' Play, first shipped in early 1999, is an Internet communications solution that allows up to four people in separate locations to conduct a four-way voice conference over the Internet while they play on-line games. iConference, first shipped in June 1999, provides the same four-way Internet voice conferencing capability as Talk n' Play and permits the users to transfer or share files or share a white board while engaged in their voice conference.

    On July 26, 1999, we entered into an agreement pursuant to which we have agreed to sell substantially all of our hardware business assets and our sales and return warranty reserves to Guillemot Corporation, a French company, for approximately $15 million in cash, subject to adjustments in specified circumstances. The transaction is subject to customary closing conditions, including approval by our shareholders. Prior to the closing of the transaction, we will operate the hardware business for the benefit of Guillemot Corporation, which will be responsible for related expenses. We expect the transaction to close in September 1999.

    We believe that there are significant opportunities for us related to Internet community, collaboration and communications, such as those available as a result of our WeCanTalk.com products. The sale of our hardware business will allow us to focus our efforts on the development of additional software products to take advantage of these opportunities.

    We were incorporated in Oregon in 1990. Our principal executive offices are located at Suite 400, 7175 N.W. Evergreen Parkway, Hillsboro, Oregon 97124. Our main telephone number is (503) 615-3200.

                                  RISK FACTORS

    Before investing in our common stock, you should consider carefully the following factors, as well as the information contained in the rest of this prospectus and in the documents we incorporate by reference.

FOLLOWING THE SALE OF OUR HARDWARE BUSINESS ASSETS, OUR REVENUES WILL DECLINE
  SUBSTANTIALLY AND INITIALLY DEPEND PRIMARILY UPON THE SALE OF TWO PRODUCTS

    We have historically derived nearly all of our revenues from the sale of our hardware products. After the sale of our hardware business assets to Guillemot Corporation, our product offerings will be limited to our Talk n' Play and iConference software products and any additional products we may develop prior to the closing of the transaction, which we anticipate to occur in September 1999. Revenues from sales of our Talk n' Play and iConference products, first shipped in January and June 1999, respectively, were minor for the first six months of 1999. As a result, our revenues will decrease substantially after the sale of the hardware business assets and depend primarily upon the sale of our two software products and any additional products we may develop in the future. Sales of these products may not be substantial.

THE PURCHASE PRICE FOR THE SALE OF OUR HARDWARE BUSINESS ASSETS IS SUBJECT TO
  SEVERAL ADJUSTMENTS, WHICH, IF TRIGGERED, COULD RESULT IN REDUCED PROCEEDS TO
  US

    The purchase price for our hardware business assets to be sold to Guillemot Corporation is subject to several adjustments. These adjustments could result in reduced proceeds to us from the sale of the assets. Any significant decrease in sale proceeds could adversely affect our ability to implement our further expansion into software products markets. The purchase price for the assets will be adjusted downward if Guillemot experiences high levels of inventory return costs, price protection costs, or uncollectible accounts receivable. The purchase price is also subject to adjustment if our inventory and accounts receivable levels at the end of July 1999 differ in the aggregate by more than $160,000 from May 31, 1999 levels. An additional downward adjustment to the purchase price of up to $500,000 will occur if the National Association for Stock Car Auto Racing, Inc. does not modify and extend or renew our existing license agreement to allow Guillemot to sell our NASCAR-branded products.

BECAUSE PERIOD-TO-PERIOD FLUCTUATIONS IN OUR REVENUE ARE DIFFICULT TO PREDICT,
  YOU SHOULD NOT RELY ON REVENUE FOR A GIVEN PERIOD AS AN INDICATOR OF REVENUE FOR FUTURE PERIODS

    Our revenue has fluctuated, and likely will continue to fluctuate, significantly from period to period. Because these fluctuations are difficult to predict, you should not rely on our revenue for a given period as an indicator of revenue for future periods. The factors listed below determine our revenue for a given period and make forecasting future revenue difficult. The first five factors also relate to other risks discussed elsewhere in this Risk Factors section.

    - The volume and timing of orders received during the period, with customers generally ordering on an as-needed basis;

    - The timing of new product introductions by us and our competitors;

    - Product line maturation;

    - The impact of price competition on our average selling prices;

    - The availability of components for our products;

    - Changes in product or distribution channel mix;

    - The level of inventory carried by our distribution and retail channel customers; and

    - Product returns and price protection charges from customers.

    As a result of these factors and our historically small backlog, fluctuations in revenue may not be identifiable until at or near the end of a period.

ALTHOUGH WE DO NOT HAVE FIRM SALES FORECASTS, WE MUST PLAN OUR EXPENDITURES FAR
  IN ADVANCE, WHICH MAY MAGNIFY THE EFFECT OF REVENUE SHORTFALLS IN ANY GIVEN PERIOD

    Notwithstanding the difficulty in forecasting future sales and the relatively small level of backlog at any given time, we generally must plan production, order components and undertake our development, sales and marketing activities and other commitments months in advance. Accordingly, the effect of shortfalls in revenue may be magnified due to our inability to adjust expenses or inventory levels during the quarter to match the level of revenue for the quarter. Conversely, in our efforts to adjust inventory levels to a slower order rate, we may overcorrect our component purchases and inventory levels, resulting in periodic shortages of inventory and delivery delays that could negatively affect our revenue, market share and customer satisfaction levels in the current quarter or in future quarters.

SEASONAL FLUCTUATIONS IN OUR OPERATING RESULTS MAY RESULT IN VOLATILITY IN THE
  MARKET PRICE OF OUR STOCK.

    We generally experience seasonality in our operating results. Our revenues typically are substantially higher in the fourth quarter of the year, reflecting traditional retail seasonality patterns. This seasonality may result in quarter to quarter volatility in the market price of our stock.

OUR PRODUCTS HAVE SHORT LIFE CYCLES, AND WE MAY NOT BE ABLE TO SUCCESSFULLY
  INTRODUCE NEW PRODUCTS BEFORE EXISTING CYCLES END

    The markets for our products are characterized by frequent new product introductions and product obsolescence. These factors typically result in short product life cycles, frequently ranging from 12 to 18 months. If we do not successfully introduce new products within a given product cycle, our sales will be adversely affected for that cycle and possibly for subsequent cycles. Failure to timely introduce these products could also impair our brand name and ability to command retail shelf space in future periods. In addition, each new product cycle presents new opportunities for competitors to gain a product advantage or increase their market share.

SHORTER THAN EXPECTED PRODUCT LIFE CYCLES MAY RESULT IN DEPRESSED REVENUES AND
  GROSS MARGINS IN AFFECTED PERIODS

    If a product's life is shorter than expected, unexpected distribution channel inventory returns and end-of-life and obsolete inventory and, with respect to our hardware products, tooling charges could result, which would depress our revenue and gross margin in the affected periods. Our gross margins are affected by all of the following:

    - The mix of products sold;

    - The mix of distribution channels used;

    - Competitive price pressures;

    - The availability and cost of components from our suppliers;

    - Component price inflation or deflation; and

    - End-of-life inventory write downs.

    Any adverse change in these factors could adversely affect our business, results of operations, and financial condition. Individual product lines generally provide higher margins at the beginning of the typical 12-to-18-month product life cycle, and lower margins as the product line matures.

THE INTENSE COMPETITION IN OUR MARKETS MAY LEAD TO REDUCED SALES OF OUR PRODUCTS
  AND REDUCED PROFITS

    Competition from competitors often results in pricing pressures, reduced sales, reduced margins, or the failure of products to achieve or maintain market acceptance. Any of these factors could have a material adverse effect on our business, results of operations, and financial condition. Many of our competitors have greater name recognition, access to larger customer bases, and substantially greater financial, technical, marketing, distribution, service, support, and other resources than we have. Consequently, these competitors may be able to respond more quickly than we can to new or changing opportunities, technologies, standards, or customer requirements.

WE MAY NOT BE ABLE TO DEVELOP ACCEPTABLE NEW PRODUCTS OR ENHANCEMENTS TO OUR
  EXISTING PRODUCTS AT THE RATE REQUIRED BY OUR RAPIDLY CHANGING MARKETS, WHICH COULD ADVERSELY AFFECT US

    Our future success depends upon our ability to address the rapidly changing needs of our customers by developing and introducing high quality products, product enhancements, and services on a timely basis and by keeping pace with technological developments and emerging industry standards. The markets for our products are rapidly evolving. Failure to develop and release enhanced or new products, or delays or quality problems in doing so, could have a material adverse effect on our business, results of operations, and financial condition. As is common in rapidly evolving markets, demand and market acceptance for recently introduced products are subject to high levels of uncertainty and risk. New products can also quickly render obsolete products that were only recently in high demand or otherwise impair the orders for or the prices of our existing products. The markets for our existing products may not be sustainable at their current levels. The markets for recently introduced and planned products may not expand or develop.

PRICES FOR PRODUCTS IN OUR MARKETS ARE DECLINING, WHICH MAY REDUCE OUR REVENUE
  AND GROSS MARGINS

    Our markets are characterized by intense ongoing competition coupled with declining average selling prices. Accordingly, our average selling prices, measured over a given period of time, may decline from the levels experienced to date. A decline could cause our revenue and gross margins to decline relative to prior periods.

OUR DEPENDENCE UPON OFFSHORE MANUFACTURING CONTRACTORS AND LACK OF DIRECT
  CONTROL OVER PRODUCTION COULD RESULT IN PRODUCT DELAYS AND QUALITY CONTROL PROBLEMS FOR OUR HARDWARE PRODUCTS

    Virtually all ThrustMaster hardware products are manufactured and assembled in China and Taiwan by independent contractors. In addition to customary risks of doing business abroad, the use of independent manufacturing contractors to manufacture and assemble products offshore has required us to increase production lead times and has reduced our ability to adjust production in response to short-term market conditions. As a result, our failure to adequately forecast demand of products manufactured offshore could materially and adversely affect our sales and results of operations. In addition, although we seek to control the quality of our hardware products manufactured and assembled offshore, quality problems have occasionally arisen, and may in the future arise, that are beyond our direct control.

BECAUSE WE DEPEND ON A SINGLE OFFSHORE VENDOR AND ITS PRODUCTION FACILITIES, ANY
  DISRUPTION OF THAT VENDOR'S ABILITY TO PRODUCE OUR HARDWARE PRODUCTS WOULD ADVERSELY AFFECT US

    For the year ended December 31, 1998, approximately 92% of our hardware products were manufactured and assembled through a single vendor utilizing factories located in Taiwan and the Guangdong province of China. Manufacturing at one factory accounted for more than half of our production. If this or any of the other manufacturing facilities utilized by us become unavailable, or if the manufacturing operations at these facilities are slowed, interrupted or terminated, our business, results of operation, and financial condition could be materially and adversely affected.

THE LOSS OF KEY PERSONNEL COULD ADVERSELY AFFECT OUR BUSINESS AND DECREASE THE
  VALUE OF YOUR INVESTMENT

    Our success depends largely upon the continued services of our executive officers and other key management and development personnel. We will significantly reduce our workforce in connection with the sale of substantially all of our hardware business assets. The loss of the services of one or more of our executive officers, engineering personnel, or other key employees, particularly of any such individuals providing services to our software business, could have a material adverse effect on our business, results of operations, and financial condition. Our employees are employed on an "at will" basis and could terminate their employment with us at any time. We do not maintain key person life insurance policies on any of our employees.

OUR FAILURE TO ATTRACT AND RETAIN ADDITIONAL PERSONNEL COULD ADVERSELY AFFECT
  OUR BUSINESS AND DECREASE THE VALUE OF YOUR INVESTMENT

    Our future success also depends on our ability to attract and retain highly qualified personnel. We may not be successful in attracting or retaining qualified personnel, which could have a material adverse effect on our business, results of operations, and financial condition. The competition for qualified personnel in the computer software and game markets is intense, and we may be unable to attract, assimilate, or retain additional highly qualified personnel in the future. We attempt to hire engineers with high levels of experience in designing and developing software and personal computer-related products in time-pressured environments. There is a limited number of qualified engineers in our geographic location, resulting in intense competition for their services.

THE STRAIN THAT CHANGES IN OUR GROWTH RATE PLACE UPON OUR SYSTEMS AND MANAGEMENT
  RESOURCES MAY ADVERSELY AFFECT OUR BUSINESS AND DECREASE THE VALUE OF YOUR INVESTMENT

    Any failure to properly manage our growth could have a material adverse effect on our business, results of operations, and financial condition. The growth and contractions that we have experienced place significant challenges on our management, administrative, and operational resources. To properly manage our business, we must, among other things, implement and improve additional and existing administrative, financial, and operational systems, procedures, and controls on a timely basis. We may not be able to complete the necessary improvements to our systems, procedures, and controls necessary to support our future operations in a timely manner. Management may not be able to hire, train, retain, motivate, and manage required personnel and may not be able to successfully identify, manage, and exploit existing and potential market opportunities.

WE MAY NEED TO ACCESS ADDITIONAL FUNDS TO FINANCE ONGOING OPERATIONS, WHICH MAY
  REQUIRE US TO COMMIT SIGNIFICANT AMOUNTS OF CAPITAL TO DEBT SERVICE AND COULD RESULT IN DILUTION TO OUR SHAREHOLDERS

    As of August 31, 1999, we believe that available funds together with additional investments will be adequate to meet our anticipated cash needs during the next 12 months. However, additional capital beyond the amounts currently forecast by us may be required and may not be available on reasonable terms, if at all. Additional financing may involve public or private offerings of debt or equity securities, and may include bank debt. Debt financing may increase our leveraged position, require us to devote significant cash to service debt and limit funds available for working capital, capital expenditures, and general corporate purposes. Any of these results could increase our vulnerability to adverse economic and industry conditions and competitive pressures. Equity financing may cause additional dilution to purchasers of our common stock.

WE MAY BE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY, WHICH COULD RESULT IN
  COMPETITORS OBTAINING ACCESS TO PROPRIETARY INFORMATION

    We regard substantial elements of our products as proprietary and attempt to protect them by relying on patent, trademark, service mark, trade dress, copyright, and trade secret laws and restrictions, as well as confidentiality procedures and contractual provisions. Any steps we take to protect our intellectual property may be inadequate, time consuming, and expensive. In addition, despite our efforts, we may be unable to prevent third-parties from infringing upon or misappropriating our intellectual property. Any infringement or misappropriation could have a material adverse effect on our business, results of operations, and financial condition. Currently issued patents or any new patent applications may not provide us with any competitive advantages, or may be challenged by third parties. Effective trademark, copyright, and trade secret protection may not be available in every country in which our products are distributed. In addition, our competitors may independently develop similar technology that substantially limits the value of our intellectual property.

OTHERS MAY BRING INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS AGAINST US, WHICH
  COULD REQUIRE SIGNIFICANT RESOURCES TO DEFEND AND COULD LEAD TO RESTRICTIONS ON OUR CURRENT OPERATIONS

    In addition to the technology we have developed internally, we also have acquired or licensed technologies from other companies. Our internally developed technology or the technology we acquired or licensed may infringe on a third party's intellectual property rights and third parties may bring claims against us alleging infringement of their intellectual property rights. Any infringement or claim of infringement could have a material adverse affect on our business, result of operations, and financial condition.

    In recent years, there has been significant litigation in the United States involving patents and other intellectual property rights. We are not currently involved in any intellectual property litigation. We may, however, be a party to litigation in the future to protect our intellectual property or as a result of an alleged infringement of others' intellectual property. These potential claims and any resulting litigation could subject us to significant liability for damages and invalidation of our proprietary rights. Any litigation involving intellectual property, regardless of its success, likely would be time-consuming and expensive to defend and would divert management time and attention. Any potential intellectual property litigation could also force us to do one or more of the following:

    - Cease selling, incorporating, or using products or services that incorporate the challenged intellectual property;

    - Obtain from the holder of the infringed intellectual property right a license to sell or use the relevant technology, which license may not be available on reasonable terms, or at all; and

    - Redesign those products or services that incorporate the technology at issue.

    Any of these results could have a material adverse effect on our business, results of operations, and financial condition.

PRODUCT DEFECTS COULD LEAD TO LOSSES OF CUSTOMERS

    Our products may contain undetected errors or "bugs" when first introduced or as new versions or enhancements are released. Despite our internal testing, these errors may be discovered only after our products have been installed and used by customers. These undetected errors may relate to components supplied to us. Our products are complex as a result of factors including:

    - Advanced functionality;

    - The diverse operating environments in which the products may be deployed;

    - The need for interoperability; and

    - The multiple versions of our products that must be supported for diverse operating platforms and standards.

    The complexity of our products increases the likelihood that they may contain errors when introduced. Problems encountered by customers or product recalls could materially adversely affect our business, financial condition and results of operations.

WE DEPEND ON A SMALL GROUP OF SUPPLIERS FOR CRITICAL COMPONENTS FOR OUR HARDWARE
  PRODUCTS, AND AN INCREASE IN PRICE OR AN INTERRUPTION OR DELAY IN THE SUPPLY OF THESE COMPONENTS COULD ADVERSELY AFFECT US

    A number of important components used in our hardware products are often obtained from one or a limited group of suppliers. Any reduction, interruption of or delay in supply could materially and adversely affect our business, results of operations or financial condition. We have had and may in the future have, shortages of supplies and delays in deliveries of necessary components. To date, we have not experienced any material shortages or delays in deliveries of necessary components, and no shortage or delay has had a material adverse effect on our business, results of operations or financial condition. Substantially all components used in our hardware products are purchased from sources located outside the United States. Trading policies adopted by the United States or foreign governments could restrict the availability of components or increase the cost of obtaining them. Any significant increase in component prices or decrease in component availability could materially and adversely affect our business, results of operations and financial condition.

CHANGES IN OUR DISTRIBUTION NETWORK COULD ADVERSELY AFFECT US

    We sell our products through a network of domestic and international distributors, and directly to major retailers and mass merchants. Personal computer distribution and retail channels historically have been characterized by rapid change, including periods of widespread financial difficulties and consolidation and the emergence of alternative sales channels. These alternative channels include direct mail order sales, telephone sales by PC manufacturers and electronic commerce on the Internet. Changes in distribution channel patterns, such as increased commerce on the Internet, increased use of mail-order catalogs, increased use of consumer-electronics channels for personal computer sales, or increased personalized configuration of PC systems by PC manufacturers to fit customers' requirements could affect us in unforeseen ways. In addition, changes in the types of products we sell or additions to our products, such as our Talk n' Play and iConference Internet conferencing products or the introduction of other software products, may require specialized channel partnerships. We may not be able to establish partnerships or maintain them after they are established. Failure to maintain our current distribution channels, to adjust to changes in distribution patterns or to establish or maintain channel partnerships may have a material adverse effect on our business, results from operations or financial condition.

SLOW DEMAND FOR AND ABUNDANT SUPPLIES OF OUR HARDWARE PRODUCTS MAY LEAD TO
  SIGNIFICANT PRICE REDUCTIONS, WHICH COULD REDUCE OUR REVENUE AND GROSS MARGINS

    We believe that we are currently operating in a period of slow demand and low sales of our hardware products and a market characterized by abundant hardware products. In this environment, price declines are more likely to occur and, should they occur, are more likely to be severe. High distribution channel inventory levels may also result and lead to substantial price protection charges. Declining prices and sales and increased price protection charges will adversely affect our business, results of operations, and financial condition. Periods characterized by slow demand, low sales and abundant products generally lead to existing distribution channel inventory levels of older product that are higher than desirable. The distribution channels used by ThrustMaster generally maintain inventory levels of our hardware products in a range of one to three months of customer demand. These channel inventory levels tend toward the low end of the months-of-supply range when demand is stronger, sales are higher and products are in short supply. Conversely, when demand is slower, sales are lower and products are abundant, these channel inventory levels tend toward the high end of the months-of-supply range. In these situations, we frequently attempt to ensure that distributors and retailers devote their working capital, sales and logistics resources to ThrustMaster hardware products to a greater degree than to those of competitors. Similarly, our competitors attempt to ensure that their own products are receiving a disproportionately higher share of the distributors' working capital and logistics resources.

THE CONVERSION PRICE OF OUR CONVERTIBLE DEBENTURES MAY FLUCTUATE, WHICH COULD
  REQUIRE US TO ISSUE A GREATER NUMBER OF SHARES UPON CONVERSION AND RESULT IN DILUTION TO OUR SHAREHOLDERS.

    On June 9, 1999, we sold to the selling shareholders $6 million aggregate principal amount of our zero coupon convertible debentures due June 9, 2002. The conversion price of the debentures depends upon the relevant average closing bid price of our common stock for a given period. In essence, the conversion price of the debentures after September 6, 1999 ensures that the selling shareholders will receive at least a 12.5% return on their investment. Fluctuations in the conversion price of the debentures could require us to issue a significantly greater number of shares of our common stock upon conversion of the debentures. The issuance of these shares could have a substantial dilutive effect on our common stock. See "Selling Shareholders."

    The following table sets forth the maximum number of shares that we would be required to issue to the selling shareholders upon full exercise of the convertible debentures if the relevant average closing bid price was at different levels for the applicable period, including if the relevant average closing bid price was $15.875 per share, the closing sale price of our common stock on September 1, 1999.

  AVERAGE CLOSING BID     AVERAGE CLOSING BID PRICE    TOTAL SHARES ISSUED UPON
         PRICE               AS A PERCENTAGE OF            CONVERSION OF THE
       PER SHARE            9/1/99 CLOSING PRICE              DEBENTURES
-----------------------  ---------------------------  ---------------------------
       $  15.875                        100%                      425,192
       $   11.91                         75%                      566,922
       $    7.94                         50%                      850,383
       $    3.97                         25%                    1,700,766

SALES OF OUR COMMON STOCK MAY REDUCE THE MARKET PRICE OF OUR STOCK

    Sales of substantial amounts of our common stock in the public market by existing shareholders or further issuances of capital stock by us could adversely affect the price of our common stock. Any decline in the market price of our common stock could encourage short sales of our common stock, material amounts of which could place further downward pressure on the price of our stock. As of September 1, 1999, substantially all of the outstanding shares of our common stock, other than the shares offered by this prospectus, were freely tradable under federal securities laws to the extent that they are not held by our affiliates.

THE MARKET PRICE FOR OUR COMMON STOCK, LIKE OTHER TECHNOLOGY STOCKS, MAY BE
  VOLATILE

    The value of your investment in ThrustMaster could decline due to the impact of any of the following factors upon the market price of our common stock:

    - Variations in our actual and anticipated operating results;

    - Changes in our earnings estimates by analysts;

    - Our failure to meet analysts' performance expectations; and

    - Lack of liquidity.

    The stock markets have recently experienced stock price and volume volatility that has affected companies' stock prices. The stock markets may continue to experience volatility that may adversely affect the market price of our common stock. Stock prices for many companies in the technology sector have experienced wide fluctuations that have often been unrelated to their operating performance. Fluctuations such as these may affect the market price of our common stock.

SOME OF OUR PRODUCTS MAY NOT BE YEAR 2000 COMPLIANT, WHICH COULD RESULT IN
  CUSTOMER DISSATISFACTION, CLAIMS AGAINST US OR BUSINESS INTERRUPTIONS

    We are currently reviewing our products, internal systems and infrastructure in order to identify and modify those products and systems that are not year 2000 compliant. We expect any required modification to be made on a timely basis and do not believe that the cost of any modification will have a material adverse effect on our operating results. However, increased costs associated with implementation of any modifications and the inability to implement these modifications could have a material adverse effect on our business, results of operations, and financial condition. In addition, if our suppliers, vendors, major distributors, or partners fail to correct their year 2000 problems, their failure could result in an interruption in, or a failure of, our normal business activities or operations. These failures could have a material adverse effect on our business, results of operations, and financial condition.

                          FORWARD-LOOKING INFORMATION

    This prospectus and the documents we incorporate by reference contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The Act provides a "safe harbor" for forward-looking statements to encourage companies to provide prospective information about themselves so long as they identify these statement as forward-looking and provide meaningful cautionary statements identifying important factors that could cause actual results to differ from the projected results. All statements other than statements of historical fact we make in this prospectus or in any document incorporated by reference are forward-looking. In particular, statements regarding industry prospects and our future results of operations or financial position, particularly after the sale of our hardware business assets, are forward-looking statements. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," estimates," and similar expressions identify forward-looking statements. But the absence of these words does not mean the statement is not forward-looking. We cannot guarantee any of the forward-looking statements, which are subject to risks, uncertainties and assumptions that are difficult to predict. Actual results may differ materially from those we forecast in forward-looking statements due to a variety of factors, including those set forth in the section entitled "Risk Factors," elsewhere in this prospectus and in the documents we have incorporated by reference. We do not intend to update any forward-looking statements due to new information, future events or otherwise.

                         HOW TO OBTAIN MORE INFORMATION

    We file reports, proxy statements and other information with the Securities and Exchange Commission. You may read any document we file at the SEC's public reference rooms in Washington, D.C., Chicago, Illinois and New York, New York. Please call the SEC toll free at 1-800-732-0330 for information about its public reference rooms. You may also read our filings at the SEC's web site at http://www.sec.gov.

    We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933. This prospectus does not contain all of the information in the registration statement. We have omitted parts of the registration statement, as permitted by the rules and regulations of the SEC. You may inspect and copy the registration statement, including exhibits, at the SEC's public reference rooms or from its web site. Our statements in this prospectus about the contents of any contract or other document are not necessarily complete. You should refer to the copy of each contract or other document we have filed as an exhibit to the registration statement for complete information.

    The SEC allows us to "incorporate by reference" into this prospectus information we file with it. This means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered a part of this prospectus, and later information we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 until this offering is completed:

    1. ThrustMaster's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999 and June 30, 1999, as amended;

    2. ThrustMaster's Annual Report on Form 10-K for the year ended December 31, 1998, as amended;

    3. The description of our common stock in ThrustMaster's Registration Statement on Form 8-A filed on February 8, 1995, including any amendment or report filed to update the description;

    4. The consolidated financial statements and related notes and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section included in ThrustMaster's Preliminary Proxy Statement filed with the SEC on September 1, 1999; and,

    5. All other documents filed by ThrustMaster pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering.

    You may obtain copies of these documents, other than exhibits, free of charge by contacting ThrustMaster's corporate secretary at our principal offices, which are located at Suite 400, 7175 N.W. Evergreen Parkway, Hillsboro, Oregon 97124, telephone number (503) 615-3200.

    You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. The selling shareholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the document.

                              SELLING SHAREHOLDERS

    The following table presents information regarding the selling shareholders and the number of shares of our common stock they may offer by this prospectus as of September 1, 1999. The information under the column entitled "Number of Shares of Common Stock Beneficially Owned After the Offering" assumes that all shares of common stock offered by this prospectus and by the prospectus dated June 7, 1999, which was included in the registration statement on Form S-3 filed by us on March 4, 1999, have been sold.

                                         NUMBER OF SHARES OF
                                            COMMON STOCK                             SHARES OF COMMON STOCK BENEFICIALLY OWNED
                                         BENEFICIALLY OWNED   NUMBER OF SHARES OF                AFTER THE OFFERING
                                            PRIOR TO THE         COMMON STOCK      ----------------------------------------------
SELLING SHAREHOLDER                           OFFERING          OFFERED HEREBY       NUMBER OF SHARES       PERCENTAGE OF CLASS
---------------------------------------  -------------------  -------------------  ---------------------  -----------------------
Strong River Investments, Inc..........         374,834              250,000                     0                       *
Bay Harbor Investments Inc.............         250,000              250,000                     0                       *
                                                -------              -------                   ---
  Totals...............................         624,834              500,000                     0                       *
                                                -------              -------                   ---
                                                -------              -------                   ---

------------------------

*   Represents less than one percent of our common stock outstanding.

    The shares listed in the table as beneficially owned by Strong River Investments, Inc. and offered by this prospectus include 250,000 shares as an estimate of the shares issuable upon the conversion of debentures issued at the closing of the June 9, 1999 transaction described below. The shares listed as beneficially owned by Strong River Investments, Inc. also include 98,300 shares issued to Strong River Investments, Inc. at the closing of the January 28, 1999 transaction described below and 26,534 shares issuable upon exercise of warrants issued to Strong River Investments, Inc. in the January transaction. The shares indicated in the table as beneficially owned by Bay Harbor Investments Inc. and offered by this prospectus represent an estimate of the shares of our common stock issuable upon conversion of debentures issued to it at the closing of the June 9, 1999 transaction described below.

    On June 9, 1999, we entered into a debenture purchase agreement with two investors, Strong River Investments, Inc. and Bay Harbor Investments Inc., pursuant to which they purchased $6 million aggregate principal amount of our zero coupon convertible debentures due June 9, 2002. The debentures may be converted into shares of our common stock at any time before June 9, 2002. The number of shares into which each debenture is convertible is equal to the outstanding principal amount of the debenture divided by the conversion price. If the conversion price was $24.00 on the date the debentures were converted, we would be required to issue 250,000 shares of our common stock upon conversion of the debentures.

    The conversion price of the debentures until September 6, 1999 is $24.00. During the period commencing on September 7, 1999 and ending on April 4, 2000, the conversion price will be the lesser of (a) $24.00 and (b) 88.89% of the average of the lowest 10 closing bid prices per share of common stock during the 25 trading days preceding the conversion date. After April 4, 2000, the conversion price will remain equal to the conversion price in effect on April 4, 2000. In essence, the conversion price formula after September 6, 1999 ensures that the investors will receive at least a 12.5% return on their investment.

    The following table indicates the number of shares we would be required to issue to the selling shareholders upon conversion of the debentures if the relevant average closing bid prices were at different levels, including $24.00, the closing bid price of our common stock on June 8, 1999, and the conversion took place after September 6, 1999.

                             AVERAGE CLOSING BID PRICE
                           PER SHARE AS A PERCENTAGE OF
AVERAGE CLOSING BID PRICE               THE               TOTAL SHARES
        PER SHARE            6/8/99 CLOSING BID PRICE     ISSUABLE UPON
  FOR APPLICABLE PERIOD              ($24.00)              CONVERSION
-------------------------  -----------------------------  -------------
        $   27.00                       112.5%                 250,000
        $   24.00                       100.0%                 281,246
        $   18.00                        75.0%                 374,995
        $   12.00                        50.0%                 562,293
        $    6.00                        25.0%               1,124,986

    On January 28, 1999, we entered into a securities purchase agreement with three investors, including Strong River Investments, Inc., pursuant to which the investors agreed to invest up to $16 million in us by means of up to three tranches of investment. Each tranche of investment would be made solely at our election, subject to specified closing conditions, including the market price of the common stock. The securities purchase agreement requires us to issue to the investors common stock and warrants to purchase common stock at closings under the agreement. The agreement also provides an adjustment mechanism for each tranche of investment that could result in the issuance to the investors of additional shares of common stock at no additional cost. On January 28, 1999, the investors invested $4 million pursuant to the securities purchase agreement.

    On the closing date under the debenture purchase agreement, we issued to Strong River Investments, Inc. a warrant to purchase shares of our common stock in exchange for Strong River's waiver of its right to receive any additional shares in connection with the first tranche of investment pursuant to the operation of the adjustment mechanism in the securities purchase agreement. In addition, we waived our right to require Strong River Investments, Inc. to make a tranche two investment under the securities purchase agreement.

    Due to recent closing prices of our common stock, we will not be required to issue any shares of our common stock in connection with the first tranche of investment pursuant to the adjustment mechanism or under the warrant issued to Strong River in June 1999.

    The initial sale of the debentures was not registered under the Securities Act of 1933. The selling shareholders have represented to us that they will purchase or acquire the shares issuable upon conversion of the debentures for their own account, for investment only and not with a view towards selling or distributing them, except pursuant to sales registered under the Securities Act or applicable exemptions. We have agreed with the selling shareholders to file the registration statement to register the resale of the shares issuable upon conversion of the debentures. We have also agreed to prepare and file all necessary amendments and supplements to the registration statement to keep it effective until the earlier of (1) the third anniversary of the effective date of the registration statement related to this prospectus and (2) the date on which the selling shareholders have sold all the shares.

    This prospectus covers the shares of our common stock issuable upon conversion of the debentures issued at the closing of the debenture purchase agreement and held by Strong River Investments, Inc. and Bay Harbor Investments Inc. as of the date of this prospectus. This prospectus does not cover any other shares.

                              PLAN OF DISTRIBUTION

    We are registering the shares on behalf of the selling shareholders and their successors, including donees and pledgees who may sell shares they receive from the selling shareholders after the date of this prospectus. We will not receive any proceeds from the sale of shares by the selling shareholders or their successors. The selling shareholders or their successors may sell all of the shares from time to time in transactions in the over-the-counter market through Nasdaq, on one or more other securities markets and exchanges, or in privately negotiated transactions. They may sell the shares at fixed prices, at market prices prevailing at the time of sale, or at negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares:

    - ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

    - block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

    - purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

    - an exchange distribution in accordance with the rules of the applicable exchange;

    - privately negotiated transactions;

    - short sales;

    - broker-dealers may agree with the selling shareholders to sell a specified number of the shares at a stipulated price per share;

    - a combination of any such methods of sale; and

    - any other method permitted pursuant to applicable law.

    The selling shareholders may also sell shares under SEC Rule 144, if available, rather than under this prospectus.

    The selling shareholders may effect short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities. The selling shareholders may sell or deliver the shares in connection with these trades. The selling shareholders may pledge the shares to their brokers under the margin provisions of customer agreements. If a selling shareholder defaults on a margin loan, the broker may offer and sell the pledged shares from time to time.

    The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements for the sale of the shares with any underwriters or broker-dealers. They have also advised us that no underwriter or coordinating broker is now acting in connection with the proposed sale of shares.

    If a selling shareholder notifies us that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus if required pursuant to Rule 424(b) under the Securities Act. The supplement will disclose:

    - the name of each such selling shareholder and of the participating broker-dealer;

    - the number of shares involved;

    - the price at which the shares were sold;,

    - any applicable commissions paid or discounts or concessions allowed to such broker-dealer;

    - that such broker-dealer did not conduct any investigation to verify the information set forth or incorporated by reference in this prospectus; and

    - other facts material to the transaction.

    In addition, if a selling shareholder notifies us that a donee or pledgee intends to sell more than 500 shares, a supplement to this prospectus will be filed. To the extent required, we will also set forth in a supplement to this prospectus or, if appropriate, a post-effective amendment to the related registration statement:

    - the number of the shares to be sold;

    - purchase prices and public offering prices;

    - the names of any agents, dealers or underwriters; and

    - any applicable commissions, discounts or concessions with respect to the offer.

    Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions, concessions or discounts from the selling shareholders and the purchasers. The selling shareholders do not expect these commissions, concessions and discounts to exceed what is customary in the types of transactions involved.

    The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act. In such event, any commissions received by them and any profit on the resale of the shares may be deemed to be underwriting commissions or discounts under the Securities Act. Selling shareholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling shareholders that the anti-manipulation provisions of Regulation M of the Securities Exchange Act may restrict their sales in the market.

    We will pay all expenses of the registration and sale of the shares, other than selling commissions and fees and stock transfer taxes. We have also agreed to indemnify the selling shareholders and broker-dealers who assist in the sale of the shares against liabilities based upon any untrue or alleged untrue statements of material fact in this prospectus or the related registration statement or upon any omission or alleged omission of a material fact required to be included in this prospectus or the registration statement or necessary to make the statements herein and therein not misleading. We will not be required to provide indemnification to the extent any untrue or alleged untrue statement was included, or an omission or alleged omission was made, as a result of information furnished by the selling shareholders.

    We cannot guarantee that the selling shareholders will sell any or all of the shares.

                            VALIDITY OF COMMON STOCK

    Perkins Coie LLP, Portland, Oregon, has provided us with an opinion as to the due authorization and valid issuance of the shares of common stock offered by this prospectus and as to the fully paid and nonassessable nature of such shares.

                                    EXPERTS

    The audited financial statements of ThrustMaster, Inc. and its subsidiaries incorporated in this prospectus by reference to the Preliminary Proxy Statement dated on September 1, 1999 for the year ended December 31, 1998 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS. YOU SHOULD NOT RELY ON ANY INFORMATION OR REPRESENTATIONS OTHER THAN THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN OUR COMMON STOCK. IT IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SECURITIES IF THE OFFER OR SOLICITATION WOULD BE UNLAWFUL. THE AFFAIRS OF THRUSTMASTER MAY HAVE CHANGED SINCE THE DATE OF THIS PROSPECTUS. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS CORRECT AT ANY TIME SUBSEQUENT TO ITS DATE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 500,000 SHARES

                               THRUSTMASTER, INC.

                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                                        , 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses payable by the Registrant in connection with the sale of Common Stock being registered. All amounts are estimates except the SEC registration fee and the Nasdaq National Market additional listing fee. The selling shareholders will pay all selling commissions and fees and stock transfer taxes.

SEC registration fee............................................  $   2,198
Nasdaq National Market listing fee..............................  $  10,000
Legal fees and expenses.........................................  $   7,500
Accounting fees and expenses....................................  $   1,500
Miscellaneous fees and expenses.................................  $     802
                                                                  ---------
  Total.........................................................  $  22,000
                                                                  ---------
                                                                  ---------

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    As an Oregon corporation, the Registrant is subject to the Oregon Business Corporation Act. Pursuant to Section 60.047(2)(d) of the Oregon Business Corporation Act, Article X of the Registrant's Articles of Incorporation (Exhibit 4.1 hereto) eliminates the liability of the Registrant's directors to the Registrant or its shareholders, except for any liability related to (1) any breach of the duty of loyalty to the Registrant or its shareholders; (2) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (3) any distribution that is unlawful under the Oregon Business Corporation Act; or (4) any transaction from which the director derived an improper personal benefit.

    Sections 60.391 and 60.407(2) of the Oregon Business Corporation Act allow corporations to indemnify their directors and officers, respectively, against liability where the director or officer has acted in good faith and with a reasonable belief that actions taken were in the best interests of the corporation or at least not opposed to the corporation's best interests and, if in a criminal proceeding, the individual had no reasonable cause to believe the conduct in question was unlawful. Under the Oregon Business Corporation Act, corporations may not indemnify against liability in connection with a claim by or in the right of the corporation or for any improper personal benefit in which the director or officer was adjudged liable to the corporation. Sections 60.394 and 60.407(1) of the Oregon Business Corporation Act mandate indemnification of directors and officers, respectively, for all reasonable expenses incurred in the successful defense of any claim made or threatened, whether or not such claim was by or in the right of the corporation. Finally, pursuant to the Sections 60.401 and 60.407(1) of the Oregon Business Corporation Act, a court may order indemnification in view of all the relevant circumstances, whether or not the director or officer met the good-faith and reasonable belief standards of conduct set out in Section 60.391 of the Oregon Business Corporation Act or was adjudged liable to the corporation.

    Section 60.414 of the Oregon Business Corporation Act also provides that the statutory indemnification provisions are not deemed exclusive of any other rights to which directors or officers may be entitled under a corporation's articles of incorporation or bylaws, any agreement, general or specific action of the board of directors, vote of shareholders or otherwise.

    The Registrant's Amended and Restated Bylaws require indemnification of directors and officers of the Registrant to the fullest extent not prohibited by law. The Registration Rights Agreement (Exhibit 4.7 hereto) provides that the selling shareholders will indemnify each director of the Registrant, each officer of the Registrant and each person who controls the Registrant for certain liabilities, including liabilities under the Securities Act.

ITEM 16.  EXHIBITS

EXHIBIT
NO.    DESCRIPTION
------ --------------------------------------------------------------------------
 *4.1  Description of Capital Stock contained in the Articles of Incorporation, as amended

 (@)4.2 Description of Rights of Security Holders contained in the Amended and Restated Bylaws

 ($)4.3 Form of Certificate for Shares of Common Stock

 (&)4.4 Convertible Debenture Purchase Agreement dated as of June 9, 1999 among
         ThrustMaster, Inc., Strong River Investments, Inc. and Bay Harbor
         Investments, Inc.

 (&)4.5 Form of Convertible Debenture

 (&)4.6 Form of Registration Rights Agreement dated as of June 9, 1999 among
         ThrustMaster, Inc., Strong River Investments, Inc. and Bay Harbor
         Investments Inc.

  5.1 Opinion of Perkins Coie LLP, counsel to the Registrant, regarding the legality of the Common Stock

 23.1  Consent of PricewaterhouseCoopers LLP, independent auditors

 23.2  Consent of Perkins Coie LLP (contained in Exhibit 5.1)

 24.1  Power of Attorney (included on signature pages hereof)

------------------------

* Incorporated by reference to Exhibit 3.1 to the Registration Statement on Form SB-2 filed on January 5, 1995, as amended on February 7, 1995, and February 24, 1995 (File No. 33-88252-LA).

(@) Incorporated by reference to Exhibit 3.2 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1996.

($)   Incorporated by reference to the same exhibit number from the Registrant's
    Registration Statement on Form SB-2 filed on January 5, 1995, as amended on February 7, 1995, and February 24, 1995 (File No. 33-88252-LA).

(&) Incorporated by reference to the Registrant's Current Report on Form 8-K filed on June 14, 1999.

ITEM 17.  UNDERTAKINGS

    A. The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    D. The undersigned Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hillsboro, State of Oregon, on September 9, 1999.

                                THRUSTMASTER, INC.

                                By:          /s/ FRANK G. HAUSMANN, JR.
                                     -----------------------------------------
                                               Frank G. Hausmann, Jr.
                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    Each person whose signature appears below constitutes and appoints C. Norman Winningstad and Frank G. Hausmann, Jr., either of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him, and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) and supplements to this Registration Statement and any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on September 9, 1999.

  /s/ C. NORMAN WINNINGSTAD
------------------------------  Chairman of the Board
    C. Norman Winningstad

                                Director, President, Chief
  /s/ FRANK G. HAUSMANN, JR.      Executive Officer and
------------------------------    Chief Financial Officer
    Frank G. Hausmann, Jr.        (principal executive and
                                  financial officer)

      /s/ ALLEN ROBISON
------------------------------  Controller (principal
        Allen Robison             accounting officer)

     /s/ ROBERT L. CARTER
------------------------------  Director
       Robert L. Carter

    /s/ GRAHAM E. DORLAND
------------------------------  Director
      Graham E. Dorland

    /s/ MERRILL A. MCPEAK
------------------------------  Director
      Merrill A. McPeak

     /s/ G. GERALD PRATT
------------------------------  Director
       G. Gerald Pratt

   /s/ FREDERICK M. STEVENS
------------------------------  Director
     Frederick M. Stevens

                                 EXHIBIT INDEX

EXHIBIT
NO.    DESCRIPTION
------ --------------------------------------------------------------------------
 *4.1  Description of Capital Stock contained in the Articles of Incorporation, as amended

 (@)4.2 Description of Rights of Security Holders contained in the Amended and Restated Bylaws

 ($)4.3 Form of Certificate for Shares of Common Stock

 (&)4.4 Convertible Debenture Purchase Agreement dated as of June 9, 1999 among
         ThrustMaster, Inc., Strong River Investments, Inc. and Bay Harbor
         Investments, Inc.

 (&)4.5 Form of Convertible Debenture

 (&)4.6 Form of Registration Rights Agreement dated as of June 9, 1999 among
         ThrustMaster, Inc., Strong River Investments, Inc. and Bay Harbor
         Investments Inc.

  5.1 Opinion of Perkins Coie LLP, counsel to the Registrant, regarding the legality of the Common Stock

 23.1  Consent of PricewaterhouseCoopers LLP, independent auditors

 23.2  Consent of Perkins Coie LLP (contained in Exhibit 5.1)

 24.1  Power of Attorney (included on signature pages hereof)

------------------------

* Incorporated by reference to Exhibit 3.1 to the Registration Statement on Form SB-2 filed on January 5, 1995, as amended on February 7, 1995, and February 24, 1995 (File No. 33-88252-LA).

(@) Incorporated by reference to Exhibit 3.2 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1996.

($)   Incorporated by reference to the same exhibit number from the Registrant's
    Registration Statement on Form SB-2 filed on January 5, 1995, as amended on February 7, 1995, and February 24, 1995 (File No. 33-88252-LA).

(&) Incorporated by reference to the Registrant's Current Report on Form 8-K filed on June 14, 1999.